EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Synutra Reports First Quarter Fiscal 2013 Financial Results

Qingdao, China and Rockville, Md. – August 9, 2012 – Synutra International, Inc. (NASDAQ: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, market and sell nutritional products for infants, children and adults, today announced financial results for the first quarter of fiscal 2013 ended June 30, 2012.

Mr. Liang Zhang, Chairman and CEO of Synutra, commented, “Our results were lower than anticipated in our fiscal first quarter.  With the 15% price increase implemented on April 1st, 2012 for our infant formula products, our distributors and sub-distributors have taken advantage of purchasing products at pre-increase pricing levels, resulting in reduced levels of purchase orders during our fiscal 2013 first quarter. The weak sales orders have also been exaggerated by a seasonal sales slow-down we typically experience during the hot summer months. We believe it will take another quarter for our customers to work through their inventories before we expect higher levels of ordering activity to return in our fiscal second half.  As our sales growth accelerates in the back half of the year, we expect to see greater operating leverage related to the price increase that will have a positive impact on our financial performance.”

“We continue to make a concerted effort to enhance our direct communications with customers to expand our market position.  This interaction is reinforced through our customer support call centers, store promotions activity and local and national television advertising spots.  We are also focused on enhancing the yield of our present distribution system through proper resource and incentive allocation for our top-grossing brand series as well as strengthening our sales efforts.  China’s dairy industry continues to offer compelling growth characteristics and the expansion of our market position is possible over the long term by ensuring the highest product quality, raising our brand visibility and enhancing the productivity of our distribution system.”

“We have solid opportunities to expand our market position in powdered milk formulas and generate strong revenue and profit growth in the second half of our fiscal year.  Building on our capabilities in dietary supplement ingredients, we are also cultivating other nutritional supplement product opportunities, including chondroitin sulfate sodium products for joint health, within the current fiscal year.  We remain confident that our high quality products and strong management capabilities will result in long-term growth for our shareholders.”

Formula Sale Performance

	2Q12	3Q12	4Q12	1Q13
Net sales of powdered formula segment	79,109	99,843	82,549	50,455
Market share (CIC data)*	5.1%	5.6%	5.1%	4.9%
* Market share data reflect 3-month average of the quarter

Financial Results for the First Quarter of Fiscal 2013 versus the Fourth Quarter of Fiscal 2012
	Quarter Ended		QoQ Change
	Jun 30, 2012	Mar 31, 2012
(in USD 000's except per share and percentage data)
Net sales	53,586	85,367	(31,781)	-37%

Cost of sales	36,285	49,808	(13,523)	-27%
Gross profit	17,301	35,559	(18,258)	-51%
Gross margin	32.3%	41.7%

Selling and distribution expenses	13,117	13,813	(696)	-5%
Advertising and promotion expenses	6,804	5,804	1,000	17%
General and administrative expenses	7,857	3,332	4,525	136%
Other operating income, net	885	3,583	(2,698)	-75%
Total operating expense	26,893	19,366	7,527	39%

Income (loss) from operations	(9,592)	16,193	(25,785)	-159%
Operating margin	-17.9%	19.0%

Net interest expense and other income	3,087	2,602	485	19%
Income tax expense (benefit)	(2,903)	6,140	(9,043)	-147%
Net income (loss) attributable to the noncontrolling interest	(77)	(71)	(6)	-8%

Net income (loss) attributable to common stockholders	(9,699)	7,522	(17,221)	-229%
Net margin	-18.1%	8.8%

Income (loss) per share – Basic and diluted	$(0.17)	$0.13	$(0.30)	-229%

Net sales decreased to $53.6 million for the first quarter of fiscal 2013 from $85.4 million in the fourth quarter of fiscal 2012. Net sales from the Company’s branded powdered formula segment were $50.5 million, or 94% of net sales in the quarter, compared to $82.5 million, or 96.7% of net sales, in the previous quarter.  The sequential decrease primarily reflects the short-term impact of the 15% price increase on infant formula products implemented on April 1st in addition to the seasonal sales slow down of the hot summer months.  Net sales of the Company’s Super series infant formula for the first quarter were 55% of the volume of sales and 71% of the net sales of the powdered formula segment compared to 65% of the volume of sales and 75% of the net sales of the powdered formula segment in the previous quarter. By volume, sales of powdered formula products decreased 40% to 4,380 tons in the first quarter from 7,301 tons in the previous quarter.

Net sales from Other Products, which includes imported whole milk powder and whey protein powder sold to industrial customers, was $1.0 million, or 2% of net sales, in the first quarter of fiscal 2013, compared to $2.7 million, or 3% of net sales in the previous quarter.

Gross profit decreased to $17.3 million in the first quarter of fiscal 2013 from $35.6 million in the previous quarter primarily related to the decrease in quarterly sales. Gross margin in the first quarter of fiscal 2013 decreased to 32% compared to 42% in the previous quarter. Powdered formula margin decreased to 37% from 46% in the previous quarter. The decrease in powdered formula margins reflected increased free products and inventory write-down, partially offset by the increase in average selling price

Loss from operations was $9.6 million, compared to income from operations of $16.2 million in the previous quarter. Total operating expenses increase 39% to $26.9 million from $19.4 million in the previous quarter.

Selling and distribution expenses decreased 5% to $13.1 million from $13.8 million in the previous quarter.

Advertising and promotional expenses increased 17% to $6.8 million from $5.8 million in the previous quarter, primarily due to the Company’s efforts to increase promotional activities to end customers.

General and administrative expenses increased 136% to $7.9 million from $3.3 million in the previous quarter, which was mainly due to a decrease of office rental expenses caused by a modification to the lease agreement of the company’s Beijing headquarters in the previous quarter.

Net loss attributable to common stockholders was $9.7 million in the first quarter of fiscal year 2013, or $(0.17) per diluted share, compared to a net income of $7.5 million, or $0.13 per diluted share, in the previous quarter.

As of June 30, 2012, the Company had cash and cash equivalents of $68.1 million and restricted cash of $53.1 million, including the current and non-current portion.

Fiscal 2013 Business Outlook
Mr. Liang Zhang concluded, “For the full year of fiscal 2013, we are adjusting our full year outlook to reflect the slower than anticipated sales in the first quarter and second quarters with stronger levels of growth and profitability expected in the fiscal 2013 second half.  We currently expect our FY2013 revenue to grow to approximately $380 million to $400 million and achieve profitability of approximately $50 to $57 million.  Although we are working through a challenging period in the fiscal first half, we continue to be encouraged with our opportunities in the second half of our fiscal year.”

These forecasts reflect the Company’s current and preliminary view on the market and operational conditions, which are subject to change.

Conference Call Details
The Company will hold a conference call on Friday, August 10, 2012 at 8:00 a.m. Eastern Time to discuss the financial results. Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (855) 500-8701
International:	+65 6723-9385
Conference ID:	99691814

The replay will be accessible through August 17, 2012 by dialing the following numbers:

United States Toll Free:	+1 (866) 214-5335
International:	+ 61 2-8235-5000
Conference ID:	99691814

A webcast of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.
Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of June 30, 2012, this network comprised over 650 independent distributors and over 800 independent sub-distributors who sell Synutra products in over 66,000 retail outlets.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International, Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra International, Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:
Synutra International, Inc.
Investor Relations Department
ir@synutra.com or 301-840-3881

Synutra International, Inc.
Consolidated Balance Sheets
(Dollars and shares in thousands, except per share data)
(Unaudited)

	June 30, 2012	March 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$68,083	$64,793
Restricted cash	43,638	30,425
Accounts receivable, net of allowance	36,709	38,753
Inventories	86,410	75,499
Due from related parties	11,946	12,262
Income tax receivable	3,673	227
Receivable from assets disposal	-	1,037
Prepaid expenses and other current assets	23,390	16,320
Deferred tax assets	12,857	17,827
Total current assets	286,706	257,143

Property, plant and equipment, net	132,553	134,902
Land use rights, net	10,091	10,198
Intangible assets, net	4,368	4,377
Restricted cash	9,486	21,019
Other assets	2,075	1,367
Deferred tax assets	23,693	18,907
TOTAL ASSETS	$468,972	$447,913

LIABILITIES AND EQUITY
Current Liabilities:
Short-term debt	$128,177	$86,614
Long-term debt due within one year	43,060	40,831
Accounts payable	58,950	70,927
Due to related parties	1,778	1,655
Advances from customers	6,032	5,991
Other current liabilities	33,915	40,560
Total current liabilities	271,912	246,578

Long-term debt	97,406	92,745
Deferred revenue	4,289	4,377
Capital lease obligations	6,741	4,726
Other long-term liabilities	2,267	2,395
Total liabilities	382,615	350,821

Commitments and contingencies

Equity:
Common stockholders' equity
Common stock, $.0001 par value: 250,000 authorized; 57,301 and 57,301 issued and outstanding at June 30, 2012 and March 31, 2012, respectively	6	6
Additional paid-in capital	135,440	135,440
Accumulated deficit	(81,319)	(71,620)
Accumulated other comprehensive income	31,205	32,201
Total common stockholders’ equity	85,332	96,027
Noncontrolling interest	1,025	1,065
Total equity	86,357	97,092
TOTAL LIABILITIES AND EQUITY	$468,972	$447,913

Synutra International, Inc.
Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2012	2011

Net sales	$53,586	$43,757
Cost of sales	36,285	27,678

Gross profit	17,301	16,079

Selling and distribution expenses	13,117	12,461
Advertising and promotion expenses	6,804	7,008
General and administrative expenses	7,857	6,579
Impairment of goodwill	-	-
Impairment loss from assets disposal	-	-
Other operating income, net	885	110

Loss from operations	(9,592)	(9,859)

Interest expense	3,556	3,412
Interest income	487	311
Other income (expense), net	(18)	465

Loss before income tax benefit	(12,679)	(12,495)

Income tax benefit	(2,903)	(3,049)

Net loss	(9,776)	(9,446)

Net income (loss) attributable to the noncontrolling interest	(77)	150

Net loss attributable to common stockholders	$(9,699)	$(9,596)

Loss per share - basic and diluted	$(0.17)	$(0.17)

Weighted average common stock outstanding - basic and diluted	57,301	57,301